                                                                    Exhibit 23.2


                            COOPERS & LYBRAND L.L.P.




                        Consent of Independent Auditors



        We consent to the incorporation by reference in the registration statement of Lucent Technologies Inc. on Form S-4 of our report dated October 24, 1996, on our audits of the consolidated financial statements and financial statement schedule of Lucent Technologies Inc. and subsidiaries at September 30, 1996, and December 31, 1995 and for the nine months ended September 30, 1996 and for the years ended December 31, 1995 and 1994 which report is included in the Company's Transition Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts."


                                        /s/ Coopers & Lybrand L.L.P.


1301 Avenue of the Americas
New York, New York
October 23, 1997